Exhibit 99.2

U.S. PHYSICAL THERAPY, INC. (“USPH”)
DISCRETIONARY LONG-TERM INCENTIVE PLAN FOR SENIOR MANAGEMENT FOR 2010 (“Discretionary LTIP”)

Purpose:  To incentivize Executives eligible for this Discretionary LTIP to achieve certain corporate earnings criteria and reward Executives when such criteria are achieved, and to align the long-term interests of Executives and shareholders of USPH by compensating the Executives in shares of USPH stock that vest over time, thereby increasing the Executives’ equity interest in USPH.

Effective Date:  This Discretionary LTIP is established effective March 30, 2010.

Description of Discretionary Awards Program:

In addition to any other awards under the U.S. Physical Therapy, Inc. 1999 Employee Stock Option Plan (as amended and restated May 20, 2008) (the “1999 Plan”) or any other long term incentive plan or bonus plan, policy or program of USPH, and not in lieu of any other such award or payment, the Compensation Committee (as the term “Committee” is defined in Section 3.1 of the 1999 Plan) may, in its judgment and at its sole discretion, award restricted stock awards (“RSAs”) under the 1999 Plan, based on its evaluation of an Executive’s performance and the collective corporate performance for 2010.  Factors to be considered may include, but shall not be limited to,

General operational management relative to the external environment
Accretive acquisitions, share repurchases, etc. (effective deployment of capital”)
Management development
Same store growth
Initiatives to enhance/improve the overall quality of patient care
Clinic productivity improvements
Clinic development, including number and quality of new partners
Sales and marketing
Regulatory compliance
Maintaining adequate internal controls
Investor relations
Cash flow, including management of accounts receivables
Stock price performance

More weight may be given to strategies implemented and management decisions made during 2010 that enhance (or are likely to enhance) the long-term value of USPH.

Participants:  Executives who will have an opportunity to be granted RSAs under this “Discretionary LTIP” will be the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”) and the Chief Operation Officer (“COO”).  The following shall be the maximum amount of shares that may be awarded under this program to each specified participant:  CEO = up to 15,000 shares; CFO = up to 10,000 shares; COO = up to 10,000 shares.

Administration:  This Discretionary LTIP shall be administered by the Compensation Committee.  The Compensation Committee shall have the exclusive authority to interpret and construe the terms of this Discretionary LTIP and make all determinations under this plan, and its decisions shall be final and binding in all persons.

Award Grant Date:  Any RSAs granted under this program shall be granted under the 1999 Plan in the first quarter of 2011 after the Compensation Committee determines the amount, if any, of the RSAs to be granted to each participant but in all events on or before March 15, 2011.  In addition, RSAs shall be granted only if the participant remains employed by the USPH (or its affiliates) continuously from March 30, 2010 through the date of the grant of the RSA.  All RSAs shall be granted in writing and subject to the terms of the 1999 Plan and the terms and conditions (including without limitation, restrictions in transfer and substantial risk of forfeiture) as determined by the Compensation Committee in its sole discretion.  RSAs that are granted under this Discretionary LTIP will vest evenly over 16 quarters, beginning March 31, 2011 and ending December 31, 2014.  To vest, Executive must be a full-time employee/officer of USPH at vesting date.  In the event of a Change in Control (as defined in Executive’s employment agreement) occurring after the grant date, but while the Executive is a full-time employee/officer of USPH, any unvested RSAs will be fully vested at or contemporaneous and in conjunction with such Change in Control.

Certain Tax Considerations:

The Compensation Committee in its discretion has determined that this program is not intended to meet the performance based exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).  Any awards actually granted under this program shall be subject to Code Section 83(b).